Exhibit 1.2

EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

HOME EQUITY LOAN ASSET BACKED NOTES
SERIES 2007-HE1

TERMS AGREEMENT
(to Underwriting Agreement,
dated March 27, 2006
among the Company, First Tennessee
Bank National Association and the Underwriter)

First Horizon Asset Securities Inc.	Memphis, Tennessee
4000 Horizon Way	June 19, 2007
Irving, Texas 75063

          FTN Financial Capital Markets (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-HE1 Notes specified in Section 2(a) hereof (the “Offered Notes”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Notes described below. The Series 2007-HE1 Notes are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). A Preliminary Prospectus Supplement, dated June 15, 2007, has been prepared by the Company. Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

          Section 1. The Mortgage Loan Pool: The Series 2007-HE1 Notes shall be secured by a Mortgage Loan pool (the “Mortgage Loan Pool”) of adjustable-rate home equity line of credit loans (the “Mortgage Loans”) having the following characteristics as of June 1, 2007 (the “Cut-off Date”):

          (a) Aggregate Principal Amount of the Mortgage Loans Pool: Approximately $309,616,335 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Loan Pool shall be between 200 and 266 months.

Section 2. The Notes: The Offered Notes shall be issued as follows:

(a) Classes: The Offered Notes shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

1

Class	Class Principal Balance	Pass-Through Rate	Class Purchase Price Percentage	Required Ratings Moody’s/S&P

A	$307,000,000	LIBOR + 0.13%*	99.70%	Aaa/AAA

(b) The Offered Notes shall have such other characteristics as described in the related Prospectus.

          Section 3. Purchase Price: The Purchase Price for the Offered Notes shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof.

          Section 4. Required Ratings: The Offered Notes shall have received at least the Required Ratings from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s).

          Section 5. Tax Treatment: The Notes will be treated as indebtedness to a holder thereof other than the owner of the Transferor Interest, and not as ownership interests in the Trust, and the Trust will not be classified as (i) an association taxable as a corporation, (ii) a publicly traded partnership taxable as a corporation or (iii) a taxable mortgage pool for federal income tax purposes.

          Section 6. Final Structure Due Date. The Final Structure Due Date for purposes of Section 16 of the Underwriting Agreement is June 15, 2007.

*	Subject to the Available Funds Rate and the Maximum Rate, as described in the related Prospectus.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, Tennessee Bank National Association and the Company.

Very truly yours,

FTN FINANCIAL CAPITAL MARKETS

By:

Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:

Name: Alfred Chang
Title: Vice President

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:

Name:
Title: